Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2015 Second-Quarter Financial Results; Increases Share

Repurchase Authorization By $25 Million

Cambridge, Mass., July 29, 2015 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2015 second-quarter financial results. The company also announced that its board of directors authorized a $25 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $45.0 million.

Second-Quarter Financial Performance

Total revenues were $82.8 million for the second quarter of 2015, compared with $82.9 million for the second quarter of 2014. Research revenues increased 1%, and advisory services and events revenues decreased 1%, compared with the second quarter of 2014. On a constant currency basis, research revenues increased 4%, and advisory services and events revenues increased 2%, compared with the second quarter of 2014.

On a GAAP basis, net income was $5.8 million, or $0.31 per diluted share, for the second quarter of 2015, compared with net income of $4.3 million, or $0.23 per diluted share, for the same period in 2014.

On a pro forma basis, net income was $7.3 million, or $0.40 per diluted share, for the second quarter of 2015, which reflects a pro forma effective tax rate of 38%. Pro forma net income excludes stock-based compensation of $1.5 million, amortization of acquisition-related intangible assets of $0.2 million, and reorganization costs of $0.1 million. This compares with pro forma net income of $6.2 million, or $0.32 per diluted share, for the same period in 2014, which reflects a pro forma tax rate of 38%. Pro forma net income for the second quarter of 2014 excludes stock-based compensation of $1.2 million, amortization of acquisition-related intangible assets of $0.5 million, and reorganization costs of $1.0 million.

“Our strategic shift to capitalize on the age of the customer opportunity is resonating with our clients. Sixty percent of our products are experiencing double-digit growth, and client and dollar retention remains strong,” said George F. Colony, Forrester’s chairman and chief executive officer. “Our adjusted guidance reflects those products that are not yet performing as expected, as well as the adverse impact of foreign exchange on our international operations. We remain committed to our strategy and are looking to accelerate the pace of the transition in the second half of the year.”

Forrester is providing third-quarter 2015 financial guidance as follows:

Third-Quarter 2015 (GAAP):

•	Total revenues of approximately $72.0 million to $75.0 million.

•	Operating margin of approximately 3.0% to 5.0%.

•	Other income, net of zero.

•	An effective tax rate of 40%.

•	Diluted earnings per share of approximately $0.08 to $0.12.

Third-Quarter 2015 (Pro Forma):

Pro forma financial guidance for the third quarter of 2015 excludes stock-based compensation expense of $2.0 million to $2.5 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 6.5% to 8.5%.

•	Pro forma effective tax rate of 38%.

•	Pro forma diluted earnings per share of approximately $0.17 to $0.21.

Our full-year 2015 guidance is as follows:

Full-Year 2015 (GAAP):

•	Total revenues of approximately $310.0 million to $318.0 million.

•	Operating margin of approximately 5.5% to 6.5%.

•	Other income, net of zero.

•	An effective tax rate of 40%.

•	Diluted earnings per share of approximately $0.55 to $0.63.

Full-Year 2015 (Pro Forma):

Pro forma financial guidance for full-year 2015 excludes stock-based compensation expense of $8.3 million to $8.8 million, reorganization costs of $3.5 million, amortization of acquisition-related intangible assets of approximately $0.9 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.

•	Pro forma effective tax rate of 38%.

•	Pro forma diluted earnings per share of approximately $1.00 to $1.08.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.17 per share, payable September 16, 2015, to shareholders of record on September 2, 2015.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the third quarter of and full-year 2015, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Phil LeClare

Director, Public Relations

Forrester Research, Inc.

+ 1 617.613.6441

press@forrester.com

© 2015, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
Research services	$52,604	$52,322	$104,462	$103,115
Advisory services and events	30,207	30,625	53,536	52,903

Total revenues	82,811	82,947	157,998	156,018

Operating expenses:
Cost of services and fulfillment	32,560	33,558	63,321	63,038
Selling and marketing	28,481	28,630	58,112	58,513
General and administrative	9,276	9,815	19,034	19,342
Depreciation	2,096	2,289	4,203	5,062
Amortization of intangible assets	224	536	445	1,075
Reorganization costs	81	1,039	3,505	1,888

Total operating expenses	72,718	75,867	148,620	148,918

Income from operations	10,093	7,080	9,378	7,100

Other income (expense), net	(99)	79	183	15
Gains (losses) on investments, net	10	43	(9)	80

Income before income taxes	10,004	7,202	9,552	7,195

Income tax provision	4,254	2,913	4,026	2,972

Net income	$5,750	$4,289	$5,526	$4,223

Diluted income per common share	$0.31	$0.23	$0.30	$0.22

Diluted weighted average shares outstanding	18,268	19,044	18,314	19,479

Basic income per common share	$0.32	$0.23	$0.31	$0.22

Basic weighted average shares outstanding	18,007	18,757	18,033	19,184

Pro forma data (1):

Income from operations	$10,093	$7,080	$9,378	$7,100
Amortization of intangible assets	224	536	445	1,075
Reorganization costs	81	1,039	3,505	1,888
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	798	798	2,035	1,871
Selling and marketing	89	127	423	465
General and administrative	588	293	1,203	829

Pro forma income from operations	11,873	9,873	16,989	13,228

Other income (expense), net	(99)	79	183	15

Pro forma income before income taxes	11,774	9,952	17,172	13,243

Pro forma income tax provision	4,474	3,782	6,525	5,032

Pro forma net income	$7,300	$6,170	$10,647	$8,211

Pro forma diluted income per share	$0.40	$0.32	$0.58	$0.42

Pro forma diluted weighted average shares outstanding	18,268	19,044	18,314	19,479

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	June 30, 2015	December 31, 2014
Balance sheet data:
Cash, cash equivalents and marketable investments	$110,840	$104,535
Accounts receivable, net	$42,656	$67,429
Deferred revenue	$136,228	$144,568

	Six Months Ended June 30,
	2015	2014
Cash flow data:
Net cash provided by operating activities	$24,761	$35,281
Purchases of property and equipment	$(1,678)	$(871)
Repurchases of common stock	$(11,786)	$(54,940)
Dividends paid	$(6,126)	$(6,128)

	As of June 30,
	2015	2014
Metrics:
Agreement value	$233,400	$225,500
Client retention	80%	75%
Dollar retention	90%	87%
Enrichment	97%	97%
Number of clients	2,482	2,439

	As of June 30,
	2015	2014
Headcount:
Total headcount	1,305	1,306
Research and consulting staff	487	489
Sales staff	519	500